Contacts:
      Community Central Bank Corp. -Ray Colonius, SVP, CFO P:586 783 4500
      Marcotte Financial Relations - Mike Marcotte P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
POSTS Q3 2004 RECORD EARNINGS        FOR IMMEDIATE RELEASE

          MOUNT CLEMENS, Mich., November 1, 2004 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted record earnings for the third quarter ended September 30, 2004, David A. Widlak, President and Chief Executive Officer, reported today.

          Net income for the third quarter of 2004 increased 40.4% to $796,000, or $0.27 per diluted share, up from $567,000, or $0.20 per diluted share for the third quarter of 2003. Year to date net income was $1,450,000, or $0.50 per diluted share, as compared to $1,568,000, or $0.55 per diluted share, for the first nine months of 2003.

          Mr. Widlak said, "We are excited to report this record quarterly net income for the Corporation. We believe our core strength of delivering superior services to an expanding customer base is translating to increased earnings. We continue to pursue opportunities to leverage our infrastructure over an expanding asset base. The growth at our Rochester Hills location has certainly supplemented our expansion efforts as we look forward to continued development of loans and deposits in this dynamic market."

          Net interest income was $3.0 million during the third quarter of 2004, which was a $707,000, or 31.0% increase over the third quarter 2003. The increase was attributable to an increased net interest margin, coupled with growth in earning assets. The net interest margin, as measured on a taxable equivalent basis, was 3.28% for the third quarter of 2004, compared with 3.00% for the third quarter ended, September 30, 2003. The growth in loan volumes, coupled with a decreasing cost of funds, was a primary determinate for the growth in net interest margin.

          Net interest income was $8.7 million for the nine months ended September 30, 2004, which was an increase of $2.1 million, or 31.4% over the nine months ended September 30, 2003. The net interest margin, as measured on a taxable equivalent basis, was 3.24% for the nine months ended September 30, 2004, compared with 3.01% during the same time period in 2003. Again, growth in earning assets, coupled with a decreasing cost of funds was the primary reason for the increase in net interest income.

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Community Central Bank Corp.
Q3-2004 Results

          Noninterest income in the third quarter of 2004 of $1.8 million decreased $474,000 compared to the third quarter of 2003, primarily due to a decrease in gains from mortgage originations. Gains from the sale of portfolio loans, which represented $217,000, for the third quarter of 2004 and none for the third quarter of 2003, were partially offset by the decrease in gains from held for sale mortgages. Noninterest expense in the third quarter of 2004 was $3.4 million, which decreased $286,000 from the third quarter of 2003. Decreases in salaries, benefits, and payroll taxes of $411,000 were partially offset by increases in premises and other noninterest expense of $125,000, which were primarily attributable to costs associated with the Rochester branch operations.

          Noninterest income for the nine months ended September 30, 2004, decreased $1.4 million compared to the first nine months of 2003, again, primarily due to a decrease in gains from the sale of residential mortgage originations. Noninterest expense for the first nine months of 2004 decreased $724,000. This decrease was comprised of a reduction of $1.1 million in salaries, benefits, and payroll taxes from a decline in mortgage originations and was partially offset by an increase of $418,000 in premises and other expenses, again, largely from the costs of the Rochester Hills branch operation.

          At September 30, 2004, the Corporation's total assets were $389.6 million, an increase of $31.7 million from December 31, 2003, or 8.9%. Total loans for the first nine months have increased $24.8 million, or 9.2% from December 31, 2003, with the largest area of loan growth occurring in commercial real estate loans. Deposits of $273.5 million increased $18.1 million for the first nine months of 2004, with the largest segment of growth, occurring in savings accounts. Loan portfolio sales of $11.1 million were the primary reason for the decrease of $3.6 million in total loans during the third quarter of 2004. Deposits decreased $36.7 million from June 30, 2004, due to the maturities of non-core, seasonal short-term municipal certificates of deposits.

          Nonperforming loans represented 63 basis points of the total loan portfolio at September 30, 2004, which is a 25 basis point decrease from last quarter. Total nonperforming assets comprised 64 basis points of total assets.

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Community Central Bank Corp.
Q3-2004 Results

          Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens, and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations in Mount Clemens, Warren, Dearborn, Livonia, and Anchorville. The Corporation's common shares trade on the NASDAQ National Market under the symbol "CCBD".

          Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, changes in interest rate and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corp.
Q3-2004 Results

Community Central Bank Corporation (NNM:CCBD)

Summary of Selected Financial Data

	Three months ended September 30,		Nine months ended September 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2004	2003	2004	2003
	(In thousands)		(In thousands)
OPERATIONS
Interest income	$4,991	$3,960	$14,558	$11,846
Interest expense	2,005	1,681	5,873	5,237

Net Interest Income	2,986	2,279	8,685	6,609
Provision for credit losses	250	50	1,850	125

Net Interest Income after Provision	2,736	2,229	6,835	6,484
Noninterest income	1,797	2,271	5,125	6,509
Noninterest expense	3,425	3,711	10,048	10,772

Income before Taxes	1,108	789	1,912	2,221
Provision for income taxes	312	222	462	653

Net Income	$796	$567	$1,450	$1,568

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
PER SHARE DATA
Basic earnings per share	$0.28	$0.20	$0.51	$0.56
Diluted earnings per share	$0.27	$0.20	$0.50	$0.55
Book value per share at end of period	$8.74	$8.15	$8.74	$8.15
Diluted average shares outstanding (000's)	2,896	2,860	2,895	2,836
Actual shares outstanding at end of period (000's)	2,862	2,854	2,862	2,854
Net interest margin (fully taxable equivalent)	3.28%	3.00%	3.24%	3.01%

Average and outstanding shares are retroactively adjusted for stock dividends.

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Community Central Bank Corp.
Q3-2004 Results

Community Central Bank Corporation (NNM:CCBD)

Summary of Selected Financial Data- continued

Condensed Balance Sheet

	Unaudited September 30, 2004	Audited December 31, 2003
	(In thousands)
Assets
Cash and equivalents	$14,668	$6,227
Investments	59,021	61,133
Residential mortgage loans held for sale	4,768	7,241
Total Gross Loans	295,623	270,828
Allowance for loan losses	(3,376)	(3,573)
Other Assets	18,862	16,020

Total Assets	$389,566	$357,876

Liabilities and stockholders' equity
Deposits	$273,504	$255,356
Repurchase Agreements	24,955	12,836
Federal Home Loan Bank Advances	54,374	54,374
Other Liabilities	1,404	1,534
Subordinated debentures	10,310	10,000
Stockholders' equity	25,019	23,776

Total Liabilities and stockholders' equity	$389,566	$357,876

OTHER DATA
Allowance for loan losses to total loans	1.14%	1.32%
Allowance for loan losses to nonperforming loans	182.68%	738.22%
Nonperforming loans to total loans	0.63%	0.18%
Nonperforming assets to total assets	0.64%	0.24%
Stockholders' equity to total assets	6.42%	6.64%
Tier 1 Leverage Ratio	8.14%	8.56%

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